Exhibit 5.1

Reed Smith LLP

1841 Page Mill Road, Suite 110

Palo Alto, CA 94304

+1 650 352 0500

Fax +1 650 352 0699

reedsmith.com

Jaguar Health, Inc.

200 Pine Street, Suite 400

San Francisco, California 94014

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by Jaguar Health, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 1,409,732 shares of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”). Such shares of Common Stock consist of: (i) 481,150 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of certain 6% convertible promissory notes (the “Replacement Notes”), (ii) 928,582 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants to purchase Comon Stock (the “Warrants”). The Replacement Notes and Warrants were issued by the Company to the Selling Stockholders in a private placement (the “Private Placement”) that closed on June 24, 2025.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the General Corporation Law of the State of Delaware (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution).

Based upon and subject to the foregoing, we are of the opinion that (i) the Conversion Shares have been duly authorized for issuance and, when issued and delivered in accordance with the terms of the Replacement Notes, the Conversion Shares will be validly issued, fully paid, and nonassessable, and (ii) the Warrant Shares have been duly authorized for issuance and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable.

NEW YORK ◆ LONDON ◆ HONG KONG ◆ CHICAGO ◆ WASHINGTON, D.C. ◆ BEIJING ◆ PARIS ◆ LOS ANGELES ◆ SAN FRANCISCO ◆ PHILADELPHIA ◆ SHANGHAI ◆ PITTSBURGH ◆ HOUSTON SINGAPORE ◆ MUNICH ◆ ABU DHABI ◆ PRINCETON ◆ NORTHERN VIRGINIA ◆ WILMINGTON ◆ SILICON VALLEY ◆ DUBAI ◆ CENTURY CITY ◆ RICHMOND ◆ GREECE ◆ KAZAKHSTAN

Jaguar Health, Inc. July 24, 2025 Page 2

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP

Legal Op:
DCR/MSL